Exhibit 5.1

HUNTON & WILLIAMS LLP ONE BANK OF AMERICA PLAZA SUITE 1400 421 FAYETTEVILLE STREET RALEIGH, NORTH CAROLINA 27601

TEL 919 • 899 • 3000 FAX 919 • 833 • 6352

March 30, 2012

Board of Directors

Hatteras Financial Corp.

110 Oakwood Drive, Suite 340

Winston Salem, North Carolina 27103

Issuance of 20,125,000 Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to Hatteras Financial Corp., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company to the underwriters pursuant to the purchase agreement, dated March 27, 2012 (the “Purchase Agreement”), among the Company and Atlantic Capital Advisors LLC, a North Carolina limited liability company, on the one hand, and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Keefe, Bruyette & Woods, Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), on the other, of 20,125,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) (including 2,625,000 shares issued pursuant to the Underwriters’ option to purchase additional shares of Common Stock to cover overallotments) to be issued by the Company in an underwritten public offering. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-179805), which became effective automatically upon being filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 29, 2012 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Company’s Articles of Incorporation, as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on February 27, 2012 and by the Secretary of the Company on the date hereof (the “Charter”);

(b)	the Company’s Articles of Amendment filed with the SDAT on March 30, 2012, as certified by the Secretary of the Company on the date hereof;

Board of Directors

Hatteras Financial Corp.

March 30, 2012

(c)	the Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof;

(d)	the form of certificate representing a share of Common Stock, as certified by the Secretary of the Company on the date hereof;

(e)	the resolutions adopted by the board of directors of the Company on March 20, 2012 and March 24, 2012, authorizing the issuance and sale of the Shares, and resolutions of the Pricing Committee of the board of directors of the Company, dated March 27, 2012, authorizing, among other things, the issuance and sale of the Shares and the price per share to be paid to the Company by the Underwriters (collectively, the “Resolutions”), as certified by the Secretary of the Company on the date hereof;

(f)	the Registration Statement;

(g)	the preliminary prospectus supplement, dated March 26, 2012, as filed with the Commission on March 26, 2012 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated February 29, 2012 (the “Base Prospectus”);

(h)	the final prospectus supplement, dated March 27, 2012, filed with the Commission on March 28, 2012 pursuant to Rule 424(b) under the Securities Act, together with the Base Prospectus (collectively, the “Final Prospectus”);

(i)	an executed copy of the Purchase Agreement;

(j)	an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;

(k)	the certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland dated March 28, 2012 (the “Good Standing Certificate”); and

(l)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Board of Directors

Hatteras Financial Corp.

March 30, 2012

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.	The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power and authority to issue the Shares.

2.	The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Final Prospectus, the Resolutions and the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article VII of the Charter, as amended or supplemented as of the date hereof.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP